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                                                                    EXHIBIT 99.1



                                                                    NEWS RELEASE

FOR:            CKE Restaurants, Inc.

CONTACTS:       Loren Pannier
                714.778.7109

                Bob Wheaton
                714.490.3638

                                                          FOR IMMEDIATE RELEASE


                 CKE RESTAURANTS, INC. ANNOUNCES ACQUISITION OF
                         SUMMIT FAMILY RESTAURANTS INC.


ANAHEIM, Calif. -- July 16, 1996 -- CKE Restaurants, Inc. (NYSE:CKR) announced today that it completed its acquisition of Summit Family Restaurants, Inc. (NASDAQ-NMS:SMFR) on Monday, July 15, 1996. Stockholders of Summit approved the merger on Friday, July 12, 1996 in Salt Lake City, Utah. Pursuant to the terms of the merger agreement, Summit stockholders who have not validly asserted dissenters rights will be entitled to receive $2.63 in cash and 0.1043 shares of CKE common stock for each share of Summit common stock held on the effective date of the merger.

        Each former stockholder of Summit will be provided with the necessary materials to facilitate the exchange of shares of Summit common stock for the merger consideration. First Interstate Bank of California has been appointed by CKE to act as the exchange agent to facilitate this process. Stockholders of Summit should not send their stock certificates to either CKE or Summit but rather should await receipt of the transmittal materials from the exchange agent.
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        CKE Restaurants, Inc. is the parent of Carl Karcher Enterprises, Inc., which along with its franchisees and licensees, operates approximately 660 Carl's Jr. quick service restaurants, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim. Summit Family Restaurants Inc. has restaurant operations in nine western states including 77 Company-operated and 24 franchised JB's Restaurants, 6 Galaxy Diner restaurants and 16 HomeTown Buffet restaurants.


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